The Catholic Funds, Inc.
                                 ("Registrant")
                                   Form N-SAR
                               File No. 811-09177
                 For the Annual Period Ended September 30, 2002

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Sub-Item 77C:         Submission of matters to a vote of security holders.

     At a special meeting of the shareholders of The Catholic Equity Income Fund, The Catholic Large-Cap Growth Fund and The Catholic Disciplined Capital Appreciation Fund (the "Funds") held on April 2, 2002, shareholders of the Funds approved a plan of reorganization and liquidation providing for (a) the transfer of substantially all of the assets of the Funds to The Catholic Equity Fund in exchange solely for shares of The Catholic Equity Fund, followed by (b) the distribution of shares of The Catholic Equity Fund to shareholders in dissolution of the Funds. The results of the shareholder vote were as follows:

Fund                                       For         Against      Abstain

Equity Income Fund                        529,696      4,827         1,708
Large-Cap Growth Fund                     549,961      4,600         2,642
Disciplined Capital Appreciation Fund     395,116      1,126         2,453